Exhibit 5.1

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
davispolk.com

[•], 2026
Versa Bancorp
250 Nicollet Mall, Suite 720
Minneapolis, MN 55401

Ladies and Gentlemen:

We have acted as counsel to Versa Bancorp (the “Company”), a Delaware corporation, in connection with the reorganization (the “Reorganization”) contemplated by the Reorganization Agreement dated as of [•], 2026 (the “Reorganization Agreement”), between the Company and VersaBank, a Canadian Schedule I chartered bank (“VersaBank”) and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) to be issued in the Reorganization.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) prior to the issuance of any of the Shares, the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the shareholders of VersaBank will have adopted the Reorganization Agreement, (iii) the transactions contemplated by the Reorganization Agreement will have been consummated in accordance with the terms thereof, (iv) all documents submitted to us as originals are authentic and complete, (v) all documents submitted to us as copies conform to authentic, complete originals, (vi) all signatures on all documents that we reviewed are genuine, (vii) all natural persons executing documents had and have the legal capacity to do so, (viii) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (ix) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
[•], 2026